EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of our report dated March 31, 2023 relating to the consolidated financial statements of SOBR Safe, Inc. and Subsidiaries as of and for the years ended December 31, 2022 and 2021.

We also consent to the reference to us under the caption “Experts” in the registration statement.

/s/ Macias Gini O’Connell LLP

Irvine, California

April 13, 2023